UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

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                Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

                Item 1: On March 12, 2009, BVF issued the following press release:

FOR IMMEDIATE RELEASE

BIOTECHNOLOGY VALUE FUND URGES STOCKHOLDERS TO REMOVE AND REPLACE
CURRENT BOARD OF AVIGEN, INC. IN AN EFFORT TO PROTECT AND MAXIMIZE STOCKHOLDER VALUE

Biotechnology Value Fund, L.P. (“BVF”), today announced that it has sent a letter to the stockholders of Avigen, Inc. (Nasdaq: AVGN) urging stockholders to remove the current members of the Avigen Board and replace them with BVF’s four new, stockholder-oriented, independent director nominees at the Special Meeting of stockholders to be held on March 27, 2009.  BVF, the beneficial owner of approximately 30% of the Company’s outstanding common stock, has called the Special Meeting to give stockholders the opportunity to protect what remains of Avigen’s assets, which it believes are in danger of being completely wasted by the Board.

BVF encourages stockholders to join its campaign to maximize stockholder value by voting the GOLD proxy card today.

The text of the letter from BVF to stockholders follows:

BIOTECHNOLOGY VALUE FUND, L.P.

March 12, 2009

VOTE THE ENCLOSED GOLD PROXY CARD TO HELP UNLOCK VALUE AT AVIGEN, INC.

ELECT DIRECTORS WHO ARE DEDICATED TO MAXIMIZING VALUE FOR ALL AVIGEN STOCKHOLDERS BY REDUCING CORPORATE WASTE
AND PROTECTING STOCKHOLDERS’ DOWNSIDE RISK WHILE MAINTAINING SIGNIFICANT UPSIDE POTENTIAL

Dear Fellow Stockholders:

We, the Biotechnology Value Fund (“BVF”), are the owners of 8,819,600 shares, or approximately 30% of Avigen’s outstanding common stock. Since we took the lead in protecting value for all stockholders of Avigen in October of 2008, the stock price has increased by over 65%. We have successfully caused the Avigen management team and Board to reduce expenses and sell off programs that they do not have the necessary expertise to develop. We now need your participation to secure Avigen’s substantial remaining value by removing the members of the current self-serving Board and electing our independent nominees who are committed to protecting value for all stockholders.

Let me state from the outset that we neither seek, nor would we accept, any consideration or benefit solely for ourselves. Avigen has falsely accused us of this numerous times, even though we have been crystal clear on this fundamental issue all along. We are waging this effort because (a) we feel a sense of responsibility to do so on behalf of all stockholders given our unique position as the largest stockholder and (b) we believe it is the right thing to do, especially in the context of the current economic environment caused, in part, by similar self-serving managements and Boards.

Throughout this process we have sought only three simple things:

1. that Avigen stop recklessly wasting stockholder money;

2. that stockholders be empowered to decide the fate of Avigen’s remaining cash; and

3. that stockholders be guaranteed a quantified worst-case outcome of approximately Avigen’s liquidation value.

Thus far we have made progress with #1 and #2 above. Facing pressure from BVF, Avigen has abandoned, at least temporarily, its plan to spend money on its remaining products. In addition, the Company has now been forced to call a special meeting to finally permit stockholders the opportunity to weigh in. Prior to our intervention, Avigen’s stock traded at a mere 33% of the cash in the bank and at a steep discount to its current price. This is a remarkable reflection on how poorly Avigen was and is viewed by the investment community. Prior to our intervention, Avigen’s plan was to spend all stockholder money over two years on uncompelling products that it has subsequently conceded were not worthy of investment.

It is worth reflecting on some of Avigen’s historical “accomplishments”:

1. Avigen has consumed over $250 million of investor capital, with little value to show for it. Why should they be entrusted with the last $50 million?

2. Avigen selected a Chief Executive Officer who lives in Park City, Utah when the Company is based in California.

3. Avigen has committed to pay significant fees in the form of golden parachutes to its senior executives and multiple investment bankers, lawyers and consultants in an amount that, we believe, could exceed $5 million under certain circumstances.

4. Despite purporting to have reduced their use of cash and working to protect stockholders, we believe Avigen will spend nearly $20 million, or over $0.65 per share, between the time they announced the failure of AV650 and when they supposedly hope to complete a merger.

5. Avigen adopted a “poison pill,” which we believe is just another example of the Board acting first to protect their jobs rather than the stockholders they have a fiduciary duty to represent.

6. Avigen delayed calling the special meeting for approximately two months before setting a rushed meeting date that we believe was set to prevent stockholders from having adequate opportunity to receive and review proxy materials and vote at the special meeting.

We have grown increasingly dismayed that Avigen’s Board and management team, who collectively own little stock, have wasted money on golden parachutes, multiple investment bankers, consultants and lawyers. Had Avigen merely agreed to guarantee a worst case scenario for stockholders, this fight would not have transpired. Thus, we can only conclude that Avigen is likely to gamble stockholders’ remaining capital that, precedent warns, could result in a near total destruction of stockholder value.

We are frankly surprised that the Board has not previously addressed our concerns by affirmatively and unequivocally agreeing to proceed only with a transaction that provides for stockholders to receive no less than the Company’s approximate liquidation value. In fact, it appears to us that the Board is only now even mentioning an undefined intent to provide some merger liquidity in response to our demand for full downside protection for all stockholders. We believe that Avigen’s shares are undervalued by the market as a result of stockholders’ concern about the direction the current Board is taking the Company. New leadership is needed to prevent further erosion of each stockholder’s investment in Avigen, as well as to take advantage of opportunities that exist to maximize stockholder value.

WITHOUT ANY EVIDENT RATIONAL MOTIVE, AVIGEN HAS NOT AGGRESSIVELY PURSUED THE COMPELLING MERGER PROPOSAL
BY MEDICINOVA THAT OFFERED BOTH DOWNSIDE PROTECTION AND SIGNIFICANT UPSIDE TO ALL AVIGEN STOCKHOLDERS

Unlike the current Board, we believe that a merger with MediciNova makes sense for all Avigen stockholders and we cannot understand why only lip service was paid to pursue a deal with MediciNova. Among the extraordinary potential benefits we see in a merger with MediciNova are:

•    Downside Protection: Based on our analysis, even if a merger with MediciNova is unsuccessful, Avigen stockholders would still receive the approximate current liquidation value of Avigen. This means that, even in the worst-case scenario, the merger would yield an approximate 65% premium to Avigen’s stock price before we submitted our request to the Company to call the special meeting.

•    Tremendous Upside Potential: Based on our analysis, if a merger with MediciNova is successful, Avigen stockholders could own a substantial percentage of MediciNova (approximately 45% of the combined company). We believe the Board has not had any substantive discussions with MediciNova. We do not understand why they have dismissed the offer as providing little value.

•    Free Option: Under the terms of the proposed merger, stockholders would have at least one year after the merger is consummated to choose whether they want downside protection or upside potential, as described above. We believe this free option period offers stockholders tremendous upside potential with low risk.

Neither BVF nor its nominees have any financial interests in MediciNova. BVF is only interested in the superior transaction for ALL stockholders. We simply believe that in light of similar historical transactions, it is important that stockholders have downside protection. If BVF’s nominees are elected to the Board, stockholders can either tender their shares in the BVF tender, or not tender and participate with BVF in the future of Avigen, whether through a merger with MediciNova, subject to the nominees’ fiduciary obligations, or if the merger is not feasible, to consider liquidation or other similar type transactions. In any case all stockholders will get to choose and have the opportunity to get immediate cash back. The nominees intend to present any potential MediciNova transaction to stockholders for approval — ensuring that stockholders will get a true say in the future of Avigen.

We believe the Board’s failure to commit exclusively to a transaction that offers downside protection based on the Company’s liquidation value suggests that the Board is considering other options, which will put the value of Avigen at risk. As the Company’s largest stockholder, we share the interest of all stockholders in protecting and preserving our investment. Unlike the directors and management, BVF only profits if the stock price goes up and shares the interest of all stockholders to increase share value and limit share loss. We receive no other payments or compensation.

THE VAST MAJORITY OF FAILED BIOTECHNOLOGY COMPANIES THAT HAVE FOUND THEMSELVES IN AVIGEN’S CURRENT SITUATION
HAVE MANAGED TO DESTROY BETWEEN 80%-99% OF STOCKHOLDER VALUE FROM THEIR THEN LIQUIDATION VALUE

We are concerned that Avigen will enter into a transaction without downside protection that would end up destroying value. We have good reason to fear this, because most recent mergers involving companies similarly situated to Avigen (e.g., Transcept Pharmaceuticals, Inc., Anesiva, Inc., ARCA biopharma, Inc., Evotec Aktiengesellschaft, Cardiovascular Systems, Inc. and others), managed to destroy stockholder value. In each of these transactions, the stock prices declined over 80% from their liquidation value following the Board’s decision to pursue a transaction, resulting in aggregate lost value in excess of $200 million. Of course the management, directors, and bankers took their millions of dollars of fees in cash rather than stock in the companies they supposedly supported. The directors and management of companies like Avigen deserve recognition: it is quite a feat to destroy 80% of the liquidation value of a company possessing little else but cash! The charts below illustrate these astonishing failures.

* Approximate net cash per share liquidation value at time of negative binary event.

This repeated lost value and waste is a key reason why we believe downside protection is so important for all stockholders. We want to prevent Avigen from joining this long and infamous list of failures. This is a key reason why we believe the MediciNova transaction is so attractive.

WE BELIEVE THE AVIGEN BOARD IS ENTRENCHING ITSELF AS IT PREPARES TO ENTER INTO AN
EGREGIOUS TRANSACTION THAT COULD BURN THROUGH OUR COMPANY’S REMAINING CASH

In a shameless example of protecting their own self-interest, in October 2008 Avigen increased its golden parachute payments, allegedly to attract and retain executive talent. Our first question is: which executive employees does Avigen need to retain when, in our view, Avigen does not possess a viable business? We have estimated that the golden parachute payouts total at least $2 million. Payments to consultants, bankers and lawyers are quickly adding up as well. Given the current economic conditions, we find it irresponsible for Avigen to engage in such behavior that amounts to a slap in the face of all Avigen stockholders. The recent addition of a poison pill by the Board adds further insult to stockholders who have already been insulted by a Board that ignores their pleas.

We are afraid that if the current Board remains in place, they will burn through Avigen’s remaining cash by engaging in a transaction that will further destroy stockholder value. For example, any transaction proposed by Avigen is likely to have a substantial and non-refundable breakup fee that will not be returned to stockholders even if a transaction is not approved. Everyday that the current Board remains in place, the cash per share is dwindling.

AFTER DELAYING THE SPECIAL MEETING FOR MONTHS, THE BOARD FINALLY SET AN ACCELERATED MEETING DATE
TO TRY AND PREVENT STOCKHOLDERS FROM HAVING AN OPPORTUNITY TO LET THEIR VOICE BE HEARD

The Board has now set March 27, 2009 as the date for the special meeting of stockholders. We delivered our notice to the board demanding that a special meeting be called approximately two months ago. Finally, after nearly two months of delay and significant and unnecessary corporate waste, the Company announced a March 27, 2009 meeting date, which will occur in just over two weeks, barely enough time to deliver our proxy materials to you. At this critical meeting, Avigen stockholders will be given the opportunity to remove the entire Board and elect independent directors who will strive to preserve and enhance value for all Avigen stockholders. We hope that you will support us by immediately voting the enclosed GOLD proxy card. If you Share our Concern for the Future of Our Company, Do Not Delay, Vote Your Gold Proxy Card Today.

TIME IS SHORT

Act Now to Protect Your Investment By Voting The Enclosed Gold Proxy Card Today

Unfortunately, we have come to the conclusion that the current Board is not fit to run our Company and that it will continue to destroy stockholder value if it is not replaced. Please join our campaign to maximize stockholder value by voting the enclosed GOLD proxy card today.

If you have any questions or need assistance in voting your GOLD proxy card, please contact our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at 1-800-322-2885 or 1-212-929-5500 (call collect) or by email at proxy@mackenziepartners.com. We look forward to speaking to many of you during the course of this campaign and hope that we can count on your support.

Sincerely,

/s/ Mark N. Lampert
Mark N. Lampert
Biotechnology Value Fund, L.P.

IMPORTANT

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.